EXHIBIT 10.1

Execution Version

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2008 by and between Gulfstream International Airlines, Inc., a Florida corporation, with its principal place of business at 3201 Griffin Road, 4th Floor, Ft. Lauderdale, Florida 33312 (“Gulfstream”) and Raytheon Aircraft Credit Corporation, a Kansas corporation, with its principal place of business at 8300 E. Thorn Drive, Suite 100, Wichita, Kansas 67226 (“RACC”).

W I T N E S S E T H:

WHEREAS, Gulfstream and RACC are parties to that certain Third Restructuring Agreement dated August 8, 2003 (the “Third Restructuring Agreement”);

WHEREAS, pursuant to twenty-one (21) separate Used Beech 1900D Airliner Operating Lease Agreements, each dated August 7, 2003 (individually, an “Existing Lease,” and collectively, the “Existing Leases”), Gulfstream currently leases from RACC twenty-one (21) Beech (described as BEECH AIRCRAFT CORPORATION on the International Registry drop-down menu) model 1900D aircraft that have the following Manufacturer’s Serial Numbers: UE-137, UE-147, UE-152, UE-158, UE-168, UE-172, UE-181, UE-185, UE-187, UE-189, UE-194, UE-198, UE-199, UE-203, UE-205, UE-206, UE-216, UE-227, UE-234, UE-239 and UE-246 (each, a “Leased Airframe” and collectively the “Leased Airframes”), together with the forty-two (42) Pratt & Whitney Canada model PT6A-67D aircraft engines (described as PRATT & WHITNEY CANADA model PT6A SERIES on the International Registry drop-down menu) and the forty-two (42) Hartzell model HCE-34A-3I and HCE-34A-3J propellers attached to each Leased Airframe, in each case as set forth on Schedule 1 hereto, and the instruments, avionics, equipment attached to, connected with or located on or in each Leased Airframe as of the date hereof and the manuals, logs and records associated with each Leased Airframe as of such date (the “Related Equipment” and together with the relevant Leased Airframes, individually and collectively, the “Leased Aircraft”);

WHEREAS, pursuant to four (4) Aircraft Lease Agreements by and between Gulfstream and RACC, as successor in interest to Mesa Airlines, Inc. (in each case, as amended and in effect from time to time, individually, an “Assigned Lease” and collectively, the “Assigned Leases”, and together with the Existing Leases, the “Leases”), Gulfstream currently leases from RACC four (4) Beech (described as BEECH AIRCRAFT CORPORATION on the International Registry drop-down menu) model 1900D aircraft that have the following Manufacturer’s Serial Numbers: UE-178, UE-190, UE-218 and UE-231 (each, a “Mesa Airframe” and collectively, the “Mesa Airframes”), together with the eight (8) Pratt & Whitney Canada model PT6A-67D aircraft engines (described as PRATT & WHITNEY CANADA model PT6A SERIES on the International Registry drop-down menu) and the eight (8) Hartzell model HCE-34A-3I and HCE-34A-3J propellers attached to each Mesa Airframe, in each case as set forth on Schedule 2 hereto, and the instruments, avionics, equipment attached to, connected with or located on or in each Mesa Airframe as of the date hereof and the manuals, logs and records associated with each Mesa Airframe as of such date (the “Mesa Related Equipment” and together with the relevant

Mesa Airframes, individually and collectively, the “Mesa Aircraft,” and together with the Leased Aircraft, the “Aircraft”);

WHEREAS, Gulfstream and RACC are parties to (1) that certain Letter Agreement Pertaining to 1900D Leases and Engines dated as of March 15, 2006 (the “Lease Letter Agreement”) and (2) that certain Letter Agreement -- Engine Services dated as of March 15, 2006 (the “Engine Letter Agreement”);

WHEREAS, Gulfstream did not make its monthly payments to RACC under the Existing Leases for the months of February 2008 and March 2008 and for one-half of the month of June 2008, which missed payments totaled $1,113,014 in the aggregate (the “Past Due Rental Payments”); and

WHEREAS, the parties have reached certain agreements as to certain matters relating to the Leases, the Leased Aircraft and related obligations and desire to set forth the terms of such agreements herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agrees as follows:

ARTICLE 1

RETURN OF LOANER ENGINES

Section 1.1      Loaner Engines. Pursuant to the Lease Letter Agreement, Gulfstream agreed to return to RACC sixteen (16) RACC-owned Pratt & Whitney Canada model PT6A-67D aircraft engines (described as PRATT & WHITNEY CANADA model PT6A SERIES on the International Registry drop-down menu), commonly referred to as the “loaner and pool engines” (the “Loaner Engines”) in compliance with the return conditions specified in the Lease Letter Agreement (the “Loaner Return Conditions”). Prior to the date of this Agreement, (a) four (4) of the Loaner Engines have been returned by Gulfstream to RACC in a manner that satisfied the Loaner Return Conditions with respect to those Loaner Engines, (b) five (5) of the Loaner Engines have been returned by Gulfstream to RACC that were not compliant with the Loaner Return Conditions and RACC either has incurred or will incur $535,469.77 in costs and expenses (the “Group A Costs”) to bring such Loaner Engines into compliance with the Loaner Return Conditions, and (c) seven (7) of the Loaner Engines have not yet been returned to RACC and are currently in Gulfstream’s possession (the “Group B Engines”).

Section 1.2      Return of Group B Engines. In order to effectuate the return of the Group B Engines, Gulfstream shall immediately, and in any event within ten days following the date of this Agreement, return to RACC the four (4) gas generator modules and the six (6) power section modules that are currently located at Pratt & Whitney Canada (“P&W”). By not later than August 6, 2010, Gulfstream shall return three additional (3) gas generator modules and one additional (1) power section module to RACC, at which time Gulfstream shall be deemed to have returned all seven Group B Engines. All Group B Engines, when returned by Gulfstream to RACC, will be (a) free and clear of any liens and encumbrances whatsoever, (b) delivered to RACC with all parts, components and accessories installed thereon including, but not limited to, propeller governor, fuel control unit, high pressure fuel pump, oil/fuel heater, and all related hardware, and (c) delivered with all logbooks and records.

Section 1.3      Payment of Group B Costs. Gulfstream shall pay to RACC an aggregate amount of $2,100,000 toward the cost of repairing and overhauling the Group B Engines (the “Group B Costs”). The Group B Costs shall be payable by Gulfstream to RACC in installments as follows: (a) $400,000 on April 30, 2009, (b) $400,000 on June 30, 2009, (c) $400,000 on September 30, 2009, (d) $400,000 on December 31, 2009, (e) $400,000 on March 31, 2010 and (f) $100,000 on June 30, 2010, in each case by delivery of cash payable by wire transfer to the RACC account to which Gulfstream makes its monthly payment, or to another account if one is designated by RACC at least ten (10) days prior to the scheduled payment date.

ARTICLE 2

RETURN OF MESA AIRCRAFT

Section 2.1      Return of Mesa Aircraft. Prior to the date of this Agreement, the Mesa Aircraft have been ferried by Gulfstream to a location specified by RACC.

Section 2.2      Termination of the Assigned Leases. Prior to the date of this Agreement, Gulfstream and RACC executed an FAA lease termination (the “Lease Terminations”) of each of the four Assigned Leases. Gulfstream and RACC agree to perform all required Cape Town Treaty formalities necessary to evidence the termination of the Assigned Leases. Upon execution of the Lease Terminations, the contractual lease payments under the Assigned Leases for the period from August 18, 2008 through the Closing Date have been forgiven by RACC and shall not be owed by Gulfstream.

Section 2.3      Insurance and Risk of Loss. At 5:00 P.M. (Eastern) on the date of execution by Gulfstream and RACC of the Lease Terminations, risk of loss with respect to the Mesa Aircraft passed to RACC and Gulfstream’s obligations to insure the Mesa Aircraft terminated.

Section 2.4      Mesa Return Costs. RACC either has incurred or will incur more than $700,000 in costs and expenses, as has been demonstrated to Gulfstream (the “Mesa Return Costs”), in connection with bringing the Mesa Aircraft into compliance with the return conditions for the Mesa Aircraft set forth in Article 17 of each respective Assigned Lease. The parties are settling all amounts relating to the Mesa Return Costs for $700,000, even though the actual amount of costs incurred by RACC in connection with the return of the Mesa Aircraft will exceed $700,000. The Mesa Return Costs shall be paid as provided in Section 3.1 below.

ARTICLE 3

REPAYMENT OF AMOUNTS OWED

Section 3.1      Repayment. Gulfstream shall repay the amounts owed to RACC as follows:

(a)       Closing Date Payment. On or prior to the Closing Date (as defined in Section 7.1 below), Gulfstream shall pay to RACC $250,0000 (the “Closing Date Payment”) by delivery of cash payable by wire transfer to the RACC account to which Gulfstream makes its monthly payment, or to another account if one is designated by RACC at least three (3) days prior to the Closing Date. The $250,000 payment shall be applied to reduce the amount owed for the Group A Costs. RACC and Gulfstream acknowledge that $100,000 was paid to RACC on November 21, 2008, meaning that a balance of $150,000 is due on the Closing Date with respect to the Closing Date Payment.

(b)       Additional Payments. Gulfstream shall make (i) a payment of $150,000 to RACC on or prior to March 31, 2009 and (ii) a payment of $135,468.77 to RACC on or prior to June 30, 2009, in each case by delivery of cash payable by wire transfer to the RACC account to which Gulfstream makes its monthly payment, or to another account if one is designated by RACC at least ten (10) days prior to the scheduled payment date. Each of the payments provided for in clauses (i) and (ii) of the preceding sentence shall be applied against the Group A Costs. Upon RACC’s receipt of the payments referred to in Section 3.1(a) and clauses (i) and (ii) of this Section 3.2(b), the Group A Costs shall be paid in full.

(c)       Cash Sweep.

(i)        Commencing with the fiscal quarter ending March 31, 2009, Gulfstream shall make payments to RACC through a quarterly sweep of an amount equal to twenty-five percent (25%) of the Excess Cash (as defined below) of Gulfstream (the “Cash Sweep”). Any amounts to be paid pursuant to the Cash Sweep shall be paid to RACC by not later than the thirtieth (30th) day following the end of each fiscal quarter of Gulfstream and shall be accompanied by a written certification calculating such amount in reasonable detail that is signed by the Chief Executive Officer and Chief Financial Officer of Gulfstream. “Excess Cash” shall mean, as of the end of each fiscal quarter, an amount (if positive) equal to Gulfstream’s available cash and cash equivalents as of such date in excess of (A) for the fiscal quarter ending March 31, 2009, $1,150,000, (B) for the fiscal quarter ending June 30, 2009, $1,300,000 and (C) for the fiscal quarter ending September 30, 2009 and each fiscal quarter thereafter, $1,000,000, in each case without taking into account any revenues or expenses from operations or activities not conducted by Gulfstream as of September 30, 2008.

(ii)       All amounts received pursuant to the Cash Sweep shall be applied (A) first, to the Mesa Return Costs until the Mesa Return Costs have been repaid in full, (B) second, in an amount not to exceed $5,000,000, to be held by RACC as a credit to reduce Gulfstream’s obligation to satisfy end-of-lease return conditions set forth in the Existing Leases and, to the extent not satisfied, any other obligations of Gulfstream to RACC and (C) third, unless previously paid, to all other obligations and indebtedness owed to RACC. RACC shall retain all of those payments, which, upon their receipt, shall be the exclusive property of RACC and Gulfstream shall not have any interest in those funds (other than to the extent Gulfstream is entitled to a refund of such funds pursuant to subparagraph (iii)(B) below). As such, the funds shall be commingled with RACC’s funds generally and will not in any case be held separate or apart.

(iii)      RACC shall provide Gulfstream with a written reconciliation of all amounts expended by RACC in connection with the satisfaction of the Mesa Return Costs and the payment of other unsatisfied obligations owing to RACC. To the extent that the satisfaction of any Mesa Return Costs and the payment of other amounts owing to RACC is (A) more than the amounts paid under the preceding subparagraph (ii), Gulfstream shall immediately upon demand pay the excess amount to RACC and (B) less than the amounts paid under the preceding subparagraph (ii), RACC shall immediately, without demand by Gulfstream, pay the excess amount to Gulfstream.

(d)       Past Due Rental Payments. The Past Due Rental Payments shall remain owing and due and payable and the Existing Leases remain in default and shall remain in default unless and until such Past Due Rental Payments and late payment interest thereon as provided in the Existing Leases are paid in full. RACC has reserved, and is reserving, all of its rights and remedies in connection with the Past Due Rental Payments, which remain payable on demand.

Section 3.2      Reinstatement Event. If at any time following the Closing Date, a Reinstatement Event (as defined below) occurs, then (a) all amounts that would have been due and owing from Gulfstream to RACC but for the operation of this Agreement (the “Unpaid Obligations”), including, but not limited to, the Past Due Rental Payments and any and all amounts relating to the return of the Mesa Aircraft that would have been payable but for the agreement to settle the Mesa Return Costs for $700,000, shall be reinstated in full and all of Gulfstream’s obligations under the Leases shall continue with the same force and effect, in such case with respect to the amount of the Unpaid Obligations as if this Agreement had never been executed and delivered and (b) the full amount of the Unpaid Obligations that, but for the operation of this Agreement, would have been payable by Gulfstream to RACC pursuant to the Leases after the Closing Date shall become immediately due and payable by Gulfstream, with interest at the applicable past due rate on such payments. For purposes of this Section 2.3, a “Reinstatement Event” is defined as one or more of the following: (x) a case shall have been commenced under Chapter 7 of the United States Bankruptcy Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) with respect to Gulfstream; provided that, if such case is an involuntary case, such case shall not, within ninety (90) days, have been withdrawn, dismissed or converted to a case under Chapter 11 of the Bankruptcy Code; (y) following the commencement of (or conversion to) any case under Chapter 11 of the Bankruptcy Code with respect to Gulfstream, the rejection or attempted rejection of this Agreement by Gulfstream, Gulfstream as debtor-in-possession or any bankruptcy trustee or any challenge to this Agreement is filed in that proceeding by any other party or person; or (z) following the commencement of (or conversion to) any case under Chapter 11 of the Bankruptcy Code with respect to Gulfstream, Gulfstream, Gulfstream as debtor-in-possession, any bankruptcy trustee or any other party or person shall seek termination of or otherwise challenge the validity of this Agreement and/or challenge or seek to avoid the transactions or payments contemplated hereby, including, without limitation, attacking any of the transactions or payments hereunder as being preferential or involving or constituting fraudulent transfers.

ARTICLE 4

PRATT AND WHITNEY CANADA ARRANGEMENTS

Section 4.1      Pratt & Whitney Canada Arrangements.

(a)       On or prior to the date of this Agreement, Gulfstream has entered into an amended or an amended and restated engine maintenance agreement with P&W that covers all of the Leased Aircraft and the seven remaining Loaner Engines (as so amended or amended and restated and as amended, amended and restated, supplemented or otherwise modified from time to time, the “P&W Agreement”). Gulfstream will provide RACC with a complete copy of the amended P&W Agreement.

(b)       Gulfstream shall not amend or modify the P&W Agreement or enter into any additional agreement of any type or kind between Gulfstream and P&W that would in any way diminish or adversely affect the benefits of the P&W Agreement to RACC as the collateral assignee of such P&W Agreement.

(c)       Gulfstream shall cause and otherwise authorize P&W to provide RACC with such information, data and reports as may be requested by RACC with respect to the status of the P&W Agreement, including but not limited to status of payments, account balance, work in process and event schedule.

(d)       Moreover, Gulfstream agrees that it shall timely make all payments and discharge all obligations under the P&W Agreement and that it shall not make any claim or otherwise make or permit any deduction against funds paid under the P&W Agreement, except in connection with shop visit overhauls covered by the P&W Agreement.

Section 4.2      Collateral Assignment of TCP Agreement. On or prior to the date of this Agreement, Gulfstream agrees to execute and deliver to RACC a collateral assignment of the P&W Agreement in the form attached hereto as Exhibit A (the “Collateral Assignment”) with respect to the P&W Agreement. On or prior to the date of this Agreement, P&W shall have consented in writing to the execution and delivery of the Collateral Assignment by Gulfstream. For the avoidance of any possible doubt, notwithstanding the Collateral Assignment, Gulfstream agrees, and shall obtain the written agreement of P&W, that Gulfstream shall be solely liable for any and all financial obligations of Gulfstream incurred pursuant to the P&W Agreement and RACC shall have no liability under the P&W Agreement or otherwise for any amounts owing from Gulfstream to P&W (including any shortfalls or deficiencies under the P&W Agreement).

Section 4.3      Amendment of Leases. Under the Existing Leases, Gulfstream is obligated to keep the Leased Aircraft enrolled in an engine maintenance program with Standard Aero Limited. Gulfstream’s engine maintenance program with Standard Aero has been replaced by the P&W Agreement, which RACC agrees shall be an acceptable substitute for an engine maintenance program with Standard Aero, so long as Gulfstream complies in all respects with the P&W Agreement and this Agreement. Gulfstream and RACC agree that all references to the “Standard Aero Agreement” in the Existing Leases shall be considered to be references to the P&W Agreement. Gulfstream acknowledges and affirms its obligation under each of the Existing Leases to have the Leased Aircraft enrolled in an engine maintenance program with P&W at all times and to be current with respect to all of its payment and other obligations under the P&W Agreement and this Agreement.

ARTICLE 5

MAINTENANCE, REPORTING AND COLLATERAL SUBSTITUTION

Section 5.1      Maintenance.

(a)       By no later than February 28, 2009, Gulfstream shall:

(i)        inspect the nacelle keel webs on all Leased Aircraft in accordance with the procedure outlined in Safety Communiqué #286 and report to RACC all findings of cracks or other damage. Gulfstream shall immediately replace or repair any such cracks or damage in accordance with technical data approved by the FAA administrator. Gulfstream will provide, with respect to any nacelle keel web that may be replaced, a properly completed FAA Form 337 or 8110 unless such replacement is specifically covered under another FAA-approved procedure such as the Structural Repair Manual (“SRM”);

(ii)       conduct an airframe corrosion survey and/or coating loss on all Leased Aircraft and immediately treat any damaged areas in accordance with the HBC 1900 Corrosion Control Manual and repair any damage outside of MM and SRM limitations in accordance with the SRM;

(iii)      conduct an engine module inspection for coating loss, corrosion and foreign object damage (“FOD”) for all assigned engines on the Leased Aircraft, on- and off-wing in accordance with the P&W PT6A-67D Maintenance Manual, and Gulfstream will immediately restore all coating loss, treat and repair any corrosion found and repair or replace FOD damage in accordance with the current P&W PT6A-67D Maintenance Manual. In the event of a dispute between Gulfstream and RACC/RAAS surveillance as to the degree of any damage or repair required, a P&W technical representative determination shall govern in any and all instances; and

(iv)      fully cooperate with RACC to make the Leased Aircraft available, according to such schedule as mutually agreed by the parties, so that an X-ray inspection can be performed on the wing spars per MM 28-10-00 Fuel System Tank Inspection, Alternate Method using X-ray, as directed by RACC. RACC agrees that the direct costs associated with the RACC approved outside X-ray services and up to twenty-five (25) hours of Gulfstream labor per aircraft for preparation at a reimbursement rate of $65.00 per hour shall be at RACC's expense. Gulfstream will provide RACC with all X-ray reports immediately upon distribution by the outside X-ray NDT provider, and Gulfstream will submit X-ray reports for all Leased Aircraft immediately to RDO for repair determination, if any. Gulfstream will immediately commence repairs under RDO guidance at Gulfstream's sole expense.

(b)       On or prior to February 28, 2009, Gulfstream shall provide a written certification from its Chief Executive Officer and its head of maintenance that the inspections and repairs required by Section 5.1(a) have been completed and that all necessary repairs or other remedial measures, if any, have been undertaken.

(c)       Effective immediately and at all times that the Leased Aircraft remain in Gulfstream’s possession, Gulfstream will perform all compressor washes in accordance with the current P&W PT6A-67D Maintenance Manual and the P&W Agreement. Should the current schedule of compressor washes be deemed insufficient following hot section inspections, Gulfstream agrees to make and comply with any necessary revisions to the current specifications.

Section 5.2      Gulfstream Reporting.

(a)       In addition to providing the information required in the Gulfstream Monthly Report described in Section 5.2(b) below, Gulfstream shall notify RACC within forty-eight (48) hours of any and all engine or propeller changes or substitutions with respect to the Leased Aircraft. Gulfstream agrees to execute, deliver and facilitate any and all required filings, including but not limited to filings with the FAA or the International Registry, that RACC shall determine in its sole discretion are necessary to evidence such changes or substitutions and to maintain and protect RACC’s interest in the Leased Aircraft and such changed or substituted equipment. Gulfstream agrees to provide bills of sale as requested by RACC for any new engines, propellers or other components installed in any Leased Aircraft.

(b)       Gulfstream shall provide to RACC a monthly report (the “Gulfstream Monthly Report”) with respect to the maintenance status of the Leased Aircraft. Each Gulfstream Monthly Report shall include:

(i)        a list of all Aircraft by airframe serial number, indicating (A) to which main base (i.e. Cleveland or Fort Lauderdale) such aircraft is operationally assigned, (B) the status (flying or down for maintenance) of such Aircraft and (C) the airframe Total Time, Total Cycles and hours remaining to next A/B/C structural inspection;

(ii)       a list of all on-wing engine modules with TT, TSO, CSO and LCF cycles remaining;

(iii)      serial numbers and identification of all loaner and rental engine modules that are on-wing on each respective Leased Aircraft;

(iv)      a list of all off-wing engine modules with TT, TSO, CSO and LCF cycles remaining, physical location, reason for removal condition and planned action with respect thereto;

(v)       a list of on-wing propellers on each respective Leased Aircraft, by serial number, TSO and date of overhaul;

(vi)      a list of all off-wing propellers by serial number, TSO, date of overhaul, reason for removal and planned action with respect thereto; and

(vii)     such other information as RACC may reasonably request from time to time.

Section 5.3      Propeller Exchanges.

(a)       Gulfstream and RACC acknowledge that Gulfstream has entered into propeller exchange & pooling agreements, including Gulfstream’s present agreement with the Hartzell Propeller Company. Any and all propellers that may have or will be exchanged in the normal course of business shall be subject to a properly executed exchange agreement acceptable to RACC with all rights of title flowing with the received propeller in the form of a bill of sale and that propeller shall be free of any liens or encumbrances at the time of the exchange. In addition, Gulfstream shall promptly provide RACC with notice of all such exchanges, and Gulfstream agrees to cooperate fully to execute and deliver any and all necessary amendments to the Leases recorded with the FAA or other FAA filings pertaining to the Leased Aircraft with respect to any such replacement propellers that RACC may request. In no event shall any exchange propeller be accepted with fewer upgrades or Service Bulletin compliances or with less Time Since Overhaul (TSO) than the replaced propeller. Correspondingly, RACC agrees to execute a release of any exchanged propeller if each of the above conditions have been met.

(b)       In the case of previously exchanged or traded propellers, regardless of party, that occurred prior to the date of this Agreement without exchange agreements acceptable to RACC, Gulfstream agrees to immediately remedy this deficiency and provide RACC with properly executed propeller exchange agreements and/or bills of sale, in form and substance acceptable to RACC, as well as an accompanying title report documenting that there are no liens or encumbrances of record on such propellers. In the event Gulfstream is unable to obtain said documentation for a past exchange, Gulfstream shall provide a replacement propeller that meets all airworthiness and documentation requirements acceptable to RACC within ninety (90) days of the date of this Agreement.

Section 5.4      Propeller Hub Serial Number Changes.

(a)       Gulfstream and RACC acknowledge that Gulfstream propeller hubs have been exchanged in the normal course of propeller maintenance and that the serial number of the propeller has thus changed to the serial number of the replacement hub, be it a new part or serviceable propeller hub. Gulfstream agrees to provide RACC, within thirty (30) days of the date of this Agreement, maintenance record documentation of all previous propeller hub changes.

(b)       Gulfstream agrees in the case of a propeller hub change that all rights of title of said propeller shall flow to the new serial number of the propeller hub and that such propeller shall be free of any encumbrance. Gulfstream agrees to fully cooperate in executing any documents necessary to revise and change the propellers that are subject to the Leases as recorded with the FAA.

(c)       Gulfstream agrees to provide prompt notice to RACC of all propeller hub changes on a form reasonably acceptable to RACC, documenting the hub serial removed and the hub serial number installed.

Section 5.5      Return of Leased Aircraft. Gulfstream agrees and confirms at the time of return of any Leased Aircraft to RACC, each Leased Aircraft shall have (2) airworthy propellers installed, which shall be free of liens or other encumbrances, meeting the required type certificated model, and all airworthiness bulletins and manufacturer’s mandatory Service Bulletins, and any other applicable return conditions prevailing at the time of return, shall have been complied with (including, without limitation, return conditions specified in the Leases).

ARTICLE 6

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 6.1      Minimum Cash Balance; Financial Reporting.

(a)       Gulfstream shall, as of the last day of each month, have cash or cash equivalents on hand of not less than the correlative amount indicated below for such date:

Date	Minimum Cash Amount
December 31, 2008	$800,000
January 31, 2009	$900,000
February 28, 2009	$900,000
March 31, 2009	$1,000,000
April 30, 2009	$800,000
May 31, 2009	$1,000,000
June 30, 2009	$1,000,000
July 31, 2009	$1,000,000
August 31, 2009	$1,000,000
September 30, 2009	$800,000
October 31, 2009	$550,000
November 30, 2009	$550,000
December 31, 2009	$500,000
January 31, 2010	$400,000
February 28, 2010	$550,000
March 31, 2010	$450,000
April 30, 2010	$1,000,000
May 31, 2010	$1,000,000
June 30, 2010	$1,000,000
July 31, 2010	$1,000,000
August 31, 2010	$1,000,000
September 30, 2010	$1,000,000
October 31, 2010	$1,000,000
November 30, 2010	$900,000
December 31, 2010	$1,000,000

(b)       Monthly Financial Statements. By not later than the last day of the month that next succeeds the month for which Gulfstream is providing financial information, Gulfstream will provide RACC with unaudited financial statements (including a balance sheet, profit & loss and cash flow statements) as at the end of each month, certified by the Chief Executive Officer and Chief Financial Officer of Gulfstream as being accurate and correct in all material respects, and in particular certifying that Gulfstream’s cash balance as at the end of such month is not less than the minimum amount required by Section 6.1(a) and that there is no change in the outlook or expectation from the cash flow statement previously delivered to RACC for the preceding month except as may be specifically identified in such certificate.

(c)       Quarterly Financial Statements. As soon as available and, in any event, within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year, Gulfstream shall furnish to RACC copies of its financial statements (including a balance sheet, profit & loss and cash flow statements) for such quarter and for the period from the beginning of the fiscal year to the close of such quarter, in each case in conformity with GAAP, duly certified by the Chief Executive Officer and Chief Financial Officer of Gulfstream.

(d)       Annual Financial Statements. As soon as available and, in any event, within ninety (90) days after the end of each fiscal year, Gulfstream shall furnish to RACC copies of its audited financial statements (including a balance sheet, profit & loss and cash flow statements), in each case in conformity with GAAP, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, with all such financial statements to be certified without qualification, except for any qualifications so given in the past and other qualifications reasonably acceptable to RACC, by Gulfstream’s certified public accountants.

(e)       Gulfstream shall promptly notify RACC in writing of any material deviation from its forecasted cash flows or financial statements or of any event or development that could reasonably be expected to have a material impact on Gulfstream or its financial condition.

Section 6.2      Additional Investments.

(a)       Prior to the date of this Agreement, Gulfstream’s indirect corporate parent, Gulfstream International Group, Inc. (“GIG”), entered into (i) a senior debenture and related documents (as in effect on the date hereof, the “Senior Debt Documents”) pursuant to which Shelter Island Opportunity Fund, LLC (as in effect on the date hereof, the “Senior Lender”) loaned certain amounts to Gulfstream and (ii) a junior debenture and related documents (the “Subordinated Debt Documents”) pursuant to which Gulfstream Funding, LLC (the “Subordinated Lender”) loaned certain amounts to Gulfstream. The proceeds from the indebtedness owing to the Senior Lender and the Subordinated Lender shall be fully available to Gulfstream, subject to the terms and limitations set forth in the Senior Debt Documents and the Subordinated Debt Documents..

(b)       Gulfstream agrees that it shall not amend the Senior Debt Documents or the Subordinated Debt Documents in a manner adverse to the interests of RACC unless Gulfstream receives the prior written consent of RACC to such amendments.

(c)       Gulfstream shall not make any principal or interest payments on account of the indebtedness owing to the Subordinated Lender until Gulfstream has paid in full all amounts owing to RACC (including, without limitation, the Past Due Rental Payments). To the extent that the Subordinated Debt Documents provide for principal or interest payments that would otherwise contravene this Section 6.2(c), Gulfstream has provided RACC with written evidence that such payments shall be deferred until all existing indebtedness owing to RACC, as well as all other obligations then currently due to RACC, have been paid and satisfied in full.

(d)       Until all existing indebtedness owing to RACC, as well as all other obligations then currently due to RACC, have been paid and satisfied in full, Gulfstream shall not, without RACC’s prior written consent, make any payment of or with respect to, prepay, redeem, defease, purchase, or otherwise acquire any indebtedness owing to any unsecured creditor of Gulfstream or any creditor of Gulfstream that is subordinate in right to RACC (including the Subordinated Lender).

(e)       Gulfstream shall provide RACC with reasonable advance notice of the proposed terms of any external capital funding of any type or kind that Gulfstream proposes to enter into after the date of this Agreement.

(f)        On or prior to the Closing Date, the Senior Lenders will provide Gulfstream with a written release of any security interest that it has or purports to have in the P&W Agreement and any funds associated therewith that are held by P&W, which are being collaterally assigned to RACC.

Section 6.3      Compliance with All Obligations. Gulfstream shall at all times remain current with all payment obligations and in full compliance with each and every one of its other obligations under the Existing Leases, the Collateral Assignment and this Agreement (collectively, the “Transaction Documents”) and under the P&W Agreement, including, but not limited to, paying monthly lease payments under the Existing Leases of $21,000 per Leased Aircraft per month, which monthly rental payments are due on the sixth day of each month, with the first payment after the Closing Date being due on January 6, 2009.

Section 6.4      Title to Leased Aircraft. For the avoidance of any possible doubt, Gulfstream acknowledges and agrees that the Leased Aircraft are owned by RACC and have been leased to Gulfstream, that Gulfstream has no claim to title or any other ownership interest in the Leased Aircraft and that Gulfstream will not place, incur, permit or suffer any lien or encumbrance of any type or kind on or with respect to the Leased Aircraft.

Section 6.5      Further Assurances. Gulfstream will, at RACC's reasonable request, furnish RACC such information and execute and deliver to RACC such documents and do all such acts and things as RACC may reasonably request as are necessary or appropriate to assist RACC in establishing, registering, validating and maintaining valid ownership interests in the Leased Aircraft and to assure that the Leased Aircraft are properly titled and registered and the security and ownership interests, as applicable, and International Interests are perfected to RACC's satisfaction. Gulfstream will pay the cost of filing all appropriate documents in all public offices where RACC deems such filings necessary or desirable. In order to evidence RACC’s ownership interest in the Leased Aircraft, Gulfstream authorizes the filing by RACC, at Gulfstream’s expense, of Uniform Commercial Code financing or continuation statements, or amendments thereto, and Gulfstream will execute and deliver to RACC such other instruments or notices, in each case as may be necessary or as RACC may reasonably request, in order to perfect and preserve the ownership interests and security interests granted or purported to be granted hereby or thereby.

Section 6.6      Arrangements with Other Creditors. The terms of any repayment of indebtedness owing to other creditors of Gulfstream shall be on terms that are no more favorable than the repayment amounts set forth in the revised cash flow projections provided by Gulfstream to RACC on December 2, 2008 and certified by the CEO and CFO of Gulfstream as of the Closing Date, which cash flow projections were presented to RACC as the basis on which to undertake the restructuring provided for in this Agreement; provided, however, that Gulfstream shall be permitted to make payments to its other creditors to the extent that such payments are required to be made pursuant to a final, unappealable judgment issued by a court of competent jurisdiction.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

Section 7.1      Representations and Warranties of Each Party. Each of the parties hereto represents and warrants to the other party that (a) it has the full power to enter into and perform its respective obligations under this Agreement and the other Transaction Documents to which it is a party; (b) the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the performance and observance of their terms, conditions and obligations, have been duly authorized by all necessary action on its part; (c) this Agreement and all other Transaction Documents to which it is a party constitute, when executed and delivered by it, its valid and binding obligations enforceable against it in accordance with their terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and general principles of equity); and (d) its execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby on its part will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, rule or regulation applicable to, or order of any governmental body or agency or any court having jurisdiction over, it or any of its properties, or any agreement or instrument to which it is a party or by which it is bound, specifically including the Senior Debt Documents and the Subordinated Debt Documents, or to which any of its properties is subject, or, to the extent applicable, its charter or by-laws or other constituent documents.

Section 7.2      Representations and Warranties of Gulfstream.

(a)       Gulfstream hereby acknowledges, agrees and affirms that Gulfstream does not possess any claims, defenses, offsets, recoupment, or counterclaims of any kind or nature against RACC or arising out of or relating to the Leases or the other Transaction Documents or the enforcement thereof (collectively, the “Claims”), nor does Gulfstream now have knowledge of any facts that would or might give rise to any Claims. If facts now exist which would or could give rise to any Claim against RACC or with respect to the Leases or the other Transaction Documents, or the enforcement thereof, Gulfstream hereby unconditionally, irrevocably, and unequivocally waives and fully releases any and all such Claims as if such Claims were the subject of a lawsuit, adjudicated to final judgment from which no appeal could be taken, and therein dismissed with prejudice. The foregoing release shall not release RACC from liability for breach of this Agreement. In no event shall RACC be liable to Gulfstream, and Gulfstream hereby waives, releases and agrees not to sue for any special, indirect, punitive, exemplary, or consequential damages suffered by Gulfstream in connection with, or arising out of, or in any way related to this Agreement or any of the other Transaction Documents, including without limitation lost profits, whatever the nature of a breach by RACC of their obligations under this Agreement or any of the other Transaction Documents, and Gulfstream waives all claims for punitive, exemplary, or consequential damages.

(b)       Gulfstream hereby agrees, represents and warrants to RACC that Gulfstream realizes and acknowledges that factual matters now unknown may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Gulfstream further agrees, represents and warrants that the release provided hereunder has been negotiated and agreed upon in light of that realization and that Gulfstream nevertheless hereby intends to release, discharge and acquit RACC from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are in any manner set forth in or related to the Leases or the other Transaction Documents.

ARTICLE 8

CONDITIONS PRECEDENT TO EFFECTIVENESS

Section 8.1      Effectiveness; Closing Date. The Agreement shall be effective on the first date that each of the conditions precedent set forth below is satisfied or waived in writing by RACC (the “Closing Date”):

(a)       receipt by RACC of this Agreement, the Collateral Assignment and the Lease Terminations, in each case executed by each of Gulfstream and RACC;

(b)       receipt by RACC of the amended P&W Agreement as provided in Section 4.1(a);

(c)       receipt by the applicable party of any documents or consents necessary to permit such party to make registrations of the Lease Terminations with the International Registry;

(d)       receipt, in immediately available funds, by RACC of the Closing Date Payment on or prior to the date hereof;

(e)       Gulfstream shall have entered into arrangements with P&W and Atlantic Turbines Incorporated, that are reasonably acceptable to RACC, meaning that the terms and conditions of those arrangements (i) shall be not more favorable to the creditor involved than the terms accorded to RACC and shall not exceed the amounts reflected in the forecasts Gulfstream presented to RACC in the meeting in Washington, D.C. on November 4, 2008, (ii) shall enable Gulfstream to have sufficient liquidity and resources to maintain its business as now conducted, and (iii) shall be sufficiently durable to enable Gulfstream to continue to operate as it does now;

(f)        receipt by RACC of a copy of a written release executed by the Senior Lenders releasing any security interest that it has or purports to have in the P&W Agreement and any funds associated therewith that are held by P&W;

(g)       receipt by RACC of evidence reasonably satisfactory to RACC that the deferral of interest payments referred to in Section 6.2(c) has been granted by the Subordinated Lender;

(h)       receipt by RACC of a certificate, executed by the CEO and CFO of Gulfstream, certifying that the revised cash flow projections provided by Gulfstream to RACC on December 2, 2008 (the “Final Projections”) are accurate and correct in all material respects and that they reflect the respective officer’s good faith belief that the Final Projections are reasonable, that the officer believes that they will be attained and that, while they are projections, they reflect the officer’s best estimate of Gulfstream’s future cash flows for each of the periods (that is, each month) involved;

(i)        receipt by RACC of a copy of the resolutions of the Board of Directors of Gulfstream approving this Agreement and the transactions contemplated hereby, certified by an officer to be true and correct and in full force and effect as of the Closing Date;

(j)        receipt by RACC of a copy of (i) the articles of incorporation and (ii) the by-laws of Gulfstream, certified by an officer to be true and correct and in full force and effect as of the Closing Date;

(k)       corporate and tax good standing certificates for Gulfstream in (i) its jurisdiction of incorporation and (ii) the jurisdiction where its chief operating office is located;

(l)        receipt by RACC of an opinion of counsel to Gulfstream that the arrangements contemplated by this Agreement and the other Transaction Documents are consistent with, and do not violate or contravene, any of the terms of the Senior Debt Documents or the Subordinated Debt Documents;

(m)      each of the representations and warranties of Gulfstream set forth in Article 7 of this Agreement shall be true and complete in all material respects; and

(n)       all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to RACC and Gulfstream.

ARTICLE 9

EVENTS OF DEFAULT

Section 9.1      Events of Default. The following events shall constitute “Events of Default” under this Agreement (with a “Default” occurring if, with the passage of time, the giving of notice, or both, the act or omission would become an Event of Default):

(a)       the failure of Gulfstream to make any payment required to be made under this Agreement on the date such payment is due;

(b)       any Transaction Document shall cease at any time to be in full force and effect;

(c)       any representation or warranty set forth herein shall have been untrue or incorrect at the time it was made;

(d)       the failure by Gulfstream to maintain the minimum monthly cash balance specified in Section 6.1(a);

(e)       the failure by Gulfstream to comply with the covenant in Section 6.6;

(f)       the failure by any party to perform or comply with any other promise, agreement, obligation, warranty or covenant made by it in this Agreement, if such default is not cured by Gulfstream, on the one hand, or RACC, on the other, within ten (10) days of receipt of notice from any party specifying such default; or

(g)       any “Event of Default” as defined in any of the Transaction Documents shall have occurred.

For the avoidance of doubt, an “Event of Default” hereunder shall be considered an “Event of Default” under each other Transaction Document.

Section 9.2      Remedies. Upon the occurrence of any Event of Default, the non-defaulting party may proceed with every remedy available at law or equity or provided for herein or in any other Transaction Document or document executed in connection herewith or therewith, including, without limitation, terminating the Existing Leases and immediately demanding payments of all then-outstanding obligations of Gulfstream owing to RACC. No delay or failure of any party in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of the right by such party, and no exercise or partial exercise or waiver of any right or remedy shall be deemed a waiver of any further exercise of such right or remedy or of any other right or remedy that such party may have. The rights and remedies herein expressed are cumulative and not exclusive of any right or remedy that any party shall otherwise have. Further, nothing contained herein shall obligate any party to undertake any action unless required by law.

ARTICLE 10

MISCELLANEOUS

Section 10.1    Limitation; No Other Changes. No provision of the Leases is amended in any way other than as expressly provided herein. Except as provided herein, no Event of Default under the Leases is waived or otherwise modified. Except as otherwise expressly provided or contemplated by this Agreement, all of the terms, conditions and provisions of the Existing Leases and the Restructuring Agreement remain unaltered and in full force and effect. To the extent of a conflict between this Agreement and any Transaction Document, the applicable provisions hereof shall govern. The modifications to the obligations of Gulfstream in this Agreement and the other concessions granted by RACC do not imply any obligation or agreement by RACC to make any other amendment, agreement to forbear, modification or consent as to any matter on any subsequent occasion.

Section 10.2    Amendments. No provision or term of this Agreement or any other Transaction Document may be amended, modified, revoked, supplemented, waived or otherwise changed except by a written instrument duly executed by Gulfstream and RACC and designated as an amendment, supplement or waiver.

Section 10.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original. Delivery of a counterpart via facsimile or other electronic means shall be equally as effective as delivery of an original executed counterpart of this Agreement.

Section 10.4    Headings. The paragraph headings herein are for convenience only and shall not affect the construction hereof.

Section 10.5    Use of Terms. As used herein or in any other Transaction Document, words in any gender shall be deemed to include the other gender and the singular shall be deemed to include the plural, and vice versa.

Section 10.6    Severability. If any provision in this Agreement or in any other Transaction Document shall be held invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement or of such other Transaction Document shall not be impaired thereby, nor shall the validity, legality or enforceability of any such defective provision be in any way affected or impaired in any other jurisdiction.

Section 10.7    Notices. Any notice pertaining to or required by this Agreement or any other Transaction Document shall be deemed sufficiently given if personally delivered or sent by registered or certified mail or recognized overnight delivery service to the party to whom said notice is to be given, or sent via facsimile and confirmed by delivery via delivery service or postal service. Notices sent by registered or certified mail shall be deemed given on the second day after the date of postmark. Notices delivered by hand or facsimile shall be deemed given on the date delivered. Notices sent by overnight delivery service shall be deemed delivered the day after being forwarded. Until changed by written notice given by any of the noted parties, the addresses of the parties shall be as follows:

GULFSTREAM	Gulfstream International Airlines, Inc.
Attention: David Hackett, President and CEO
3201 Griffin Road, 4th Floor
Ft. Lauderdale, FL 33312
Telephone: (954) 985-1500 ext. 248
Telecopier: (954) 985-5244

WITH A COPY TO:	Donald E. Figliulo, Esq.
Bryan Cave LLP
161 N. Clark Street
Suite 4300
Chicago, IL 60601
Telephone: (312) 602-5025
Telecopier: (312) 602-5050

RACC:	Raytheon Aircraft Credit Corporation

Attention: President

8300 E. Thorn Drive, Suite 100

Wichita, Kansas 67226

Telephone: (316) 676-7673

Telecopier: (316) 676-6975

WITH A COPY TO:	Peter D. Schellie, Esq.
Bingham McCutchen LLP
2020 K Street, N.W.
Washington, DC 20006-1806
Telephone: (202) 373-6090
Telecopier: (202) 373-6001

Section 10.8    Governing Law and Informed Choice. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS WERE MADE AND ENTERED INTO IN THE STATE OF KANSAS AND THE LAW GOVERNING THIS TRANSACTION AND THE TRANSACTIONS COVERED BY THE OTHER TRANSACTION DOCUMENTS SHALL BE THAT OF THE STATE OF KANSAS AS IT MAY FROM TIME TO TIME EXIST. THE LAWS OF THE STATE OF KANSAS SHALL APPLY TO ANY AND ALL MATTERS ARISING FROM OR RELATED TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE PARTIES AGREE THAT ANY LEGAL PROCEEDING BASED UPON THE PROVISIONS OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE BROUGHT EXCLUSIVELY IN EITHER THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF KANSAS AT WICHITA, KANSAS OR IN THE EIGHTEENTH JUDICIAL DISTRICT COURT OF SEDGWICK COUNTY, KANSAS TO THE EXCLUSION OF ALL OTHER COURTS AND TRIBUNALS. NOTWITHSTANDING THE ABOVE, RACC, AT ITS SOLE OPTION, MAY INSTITUTE A LEGAL PROCEEDING IN ANY JURISDICTION AS MAY BE APPROPRIATE IN ORDER FOR RACC TO OBTAIN POSSESSION OF ANY PROPERTY THAT IT HAS SOLD TO GULFSTREAM. THE PARTIES CONSENT AND AGREE TO BE SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS IN SUCH PROCEEDING.

Section 10.9    Waiver of Right to Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY VOLUNTARILY, KNOWINGLY AND IRREVOCABLY WAIVE ANY CONSTITUTIONAL OR OTHER RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN THE EVENT OF LITIGATION CONCERNING THIS AGREEMENT.

Section 10.10  Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of Gulfstream and RACC and their respective successors and assigns (including, without limitation, in the case of RACC, any RACC transferee of any Transaction Document), provided that Gulfstream may not assign any rights, duties or obligations hereunder.

Section 10.11  Entire Agreement. The provisions of this Agreement and the other Transaction Documents (including, without limitation, the Leases) constitute the entire Agreement between Gulfstream and RACC concerning the subject matter hereof and supersede, and shall not be contradicted or qualified by, any other understandings, agreements, or representations, oral or written, between Gulfstream and RACC before the date hereof to the extent they related in any way to the subject matter hereof.

Section 10.12  Time of the Essence. Time is of the essence with respect to all of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GULFSTREAM INTERNATIONAL AIRLINES, INC., a Florida corporation

By:	/s/ David F. Hackett
Name:	David F. Hackett
Title:	President & CEO

RAYTHEON AIRCRAFT CREDIT CORPORATION, a Kansas corporation

By:	/s/ Michael J. Scheidt
Name:	Michael J. Scheidt
Title:	President

[Signature Page to RACC/Gulfstream Agreement]